EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-77299, 333-89523, 333-42118, 333-42112, 333-42110, 333-54614, 333-66754, 333-99627, 333-109687, 333-119780, 333-124804, 333-131644, 333-135209 and 333-140027; Form S-3 No. 333-135208) of Informatica Corporation of our reports dated February 27, 2008 with respect to the consolidated financial statements and schedule of Informatica Corporation and the effectiveness of internal control over financial reporting of Informatica Corporation, included in this Annual Report (Form 10-K) of Informatica Corporation for the year ended December 31, 2007.

/s/ Ernst & Young LLP

San Francisco, California
February 27, 2008